Exhibit 99

NextEra Energy, Inc. Media Line: 561-694-4442 April 21, 2017 FOR IMMEDIATE RELEASE
NextEra Energy reports first-quarter 2017 financial results

•	NextEra Energy delivers solid first-quarter financial and operational results

•	Florida Power & Light Company continues to invest in the business and deliver excellent customer value

•	NextEra Energy Resources benefits from contributions from new investments and adds roughly 621 megawatts to its contracted renewables backlog

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today reported first-quarter 2017 net income attributable to NextEra Energy on a GAAP basis of $1,583 million, or $3.37 per share, compared to $653 million, or $1.41 per share, in the first quarter of 2016. On an adjusted basis, NextEra Energy's first-quarter 2017 earnings were $820 million, or $1.75 per share, compared to $732 million, or $1.59 per share, in the first quarter of 2016.

Adjusted earnings for these periods exclude the mark-to-market effects of non-qualifying hedges, the net effect of other than temporary impairments (OTTI) on certain investments, operating results from the Spain solar project and merger-related expenses. Adjusted earnings also exclude the 2017 gain on the sale of the fiber-optic telecommunications business and the 2016 impact of the resolution of contingencies related to a previous asset sale.

NextEra Energy's management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, analysis of performance, reporting of results to the board of directors and as an input in determining performance-based compensation under the company's employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its financial results and earnings outlook to analysts and investors. NextEra Energy's management believes that adjusted earnings provide a more meaningful representation of NextEra Energy's fundamental earnings power. A reconciliation of historical adjusted earnings to net income attributable to NextEra Energy, which is the most directly comparable GAAP measure, is included in the attachments to this news release.

"NextEra Energy delivered solid first-quarter results, representing a strong start toward achieving our overall objectives for 2017," said Jim Robo, chairman and chief executive officer of NextEra Energy. "NextEra Energy's first-quarter adjusted earnings per share increased approximately 10.1 percent from the prior-year comparable period, primarily reflecting contributions from continued investments at both FPL and NextEra Energy Resources. At FPL, we continued to advance our strategy of making smart, long-term investments in clean energy infrastructure, while keeping electric bills low, reliability high and delivering superior customer value. Consistent with this strategy, we announced plans to add nearly 2,100 megawatts of universal solar generation across Florida over the next several years and construct a modernized highly fuel-efficient natural gas plant near Fort Lauderdale on the site of one of our oldest power plants to help meet the future power needs of the region. The first quarter represented an excellent period of project origination for the NextEra Energy Resources team. We remain as enthusiastic as ever about the fundamentals for North American renewables growth, driven by the continued execution of our development organization. Given our outstanding opportunity set, we believe our organic growth prospects are second to none in the industry."

Florida Power & Light Company
NextEra Energy's principal rate-regulated electric utility subsidiary, Florida Power & Light Company (FPL), reported first-quarter 2017 net income of $445 million, or $0.95 per share, compared to $393 million, or $0.85 per share, for the prior-year quarter.

FPL's contribution to adjusted earnings per-share growth over the prior-year comparable quarter was primarily driven by continued investment in the business to further advance its long-term focus on delivering outstanding customer value, best-in-class reliability and typical residential customer bills that are significantly lower than the national and Florida averages. During the first quarter, FPL's average number of customers increased by approximately 65,000, or 1.3 percent, from the prior-year comparable quarter.

FPL continued to make progress on its major capital projects, including the construction of the approximately 1,750-megawatt (MW) Okeechobee Clean Energy Center, which remains on budget and on schedule to achieve commercial operation in mid-2019. As a result of its ongoing investments to enhance service reliability, FPL delivered its best-ever service reliability in 2016, ranking highest among all investor-owned energy companies in Florida and among the best in the nation for the second consecutive year. Since 2006, FPL has invested more than $2.7 billion to strengthen its electric system, resulting in fewer and shorter customer interruptions of service. Over the next four years, the company plans to make further investments to improve reliability by continuing to harden and automate its transmission and distribution system.

This month, FPL filed its latest generation plans and energy mix forecast with the Florida Public Service Commission (PSC) as part of the company's 2017-2026 Ten Year Site Plan. In its Ten Year Site Plan, FPL detailed its strategy to invest in a total of approximately 2,100 MW of new solar generation across Florida over the next several years. This total includes eight previously announced 74.5-MW solar sites, which will represent a combined generating capacity of approximately 600 MW. The eight sites are expected to commence construction this spring, with commercial operation for half of the sites by year-end 2017 and the remainder in the first quarter of 2018. FPL has secured sites that will potentially support more than 3 gigawatts of solar expansion and is working to develop plans and evaluate potential locations for future solar growth. By selecting optimal sites on FPL's transmission footprint and leveraging the company's industry-leading construction, sourcing and development skills, these projects are expected to be cost-effective for customers, resulting in significant savings over the lives of the projects.

As outlined in its Ten Year Site Plan, FPL also intends to further modernize its generation system by retiring the Lauderdale Plant in Dania Beach, Florida, and building a new, high-efficiency, natural gas-fueled clean energy center at the site. If approved, the proposed approximately 1,200-MW Dania Beach Clean Energy Center is expected to begin serving FPL customers by mid-2022 and save FPL customers hundreds of millions of dollars over its operational life. FPL expects to initiate the PSC approval process for the modernization during the second quarter of this year.

Over the last two years, FPL has bought out existing contracts with two independent coal-fired power plants with the goal of shutting both plants down, saving hundreds of millions of dollars for customers and significantly reducing emissions. The first of these, the Cedar Bay plant in Jacksonville, ceased operations at the end of 2016. FPL also has significantly reduced operations at the Indiantown plant in Martin County and it is on track to be retired by 2020. Additionally, in January 2017, FPL reached a preliminary agreement with JEA to close the St. Johns River Power Park, an approximately 1,250-MW coal-fired power plant in Jacksonville, Florida, jointly owned by the two utilities. If finalized, retirement of the St. Johns River Power Park in 2018 is expected to produce more than $100 million in savings for FPL customers, as well as eliminate more than 5 million tons of carbon dioxide emissions annually. FPL intends to seek approval this spring from the PSC for the plant's early decommissioning plan.

Since 2001, FPL's innovative approach to investing in affordable clean energy infrastructure, which includes adding advanced technologies and phasing out older coal-fired and oil-burning power plants, has saved customers more than $8.6 billion in fossil fuel costs and prevented 108 million tons of carbon emissions. FPL consistently ranks as one of the cleanest, most reliable energy providers in the nation, and the price that FPL's typical 1,000-kWh residential customer pays for electricity continues to be less than it was more than 10 years ago.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy, reported a first-quarter 2017 contribution to net income attributable to NextEra Energy on a GAAP basis of $476 million, or $1.01 per share, compared to $224 million, or $0.48 per share, in the prior-year comparable quarter. On an adjusted basis, NextEra Energy Resources' earnings for the first-quarter of 2017 were $357 million, or $0.76 per share, compared to $306 million, or $0.66 per share, for the first quarter of 2016.

NextEra Energy Resources' contribution to first-quarter 2017 adjusted earnings per share increased $0.10, or approximately 15 percent, compared to the prior-year quarter, driven largely by continued strong contributions from new investments. The primary driver of earnings growth was growth in the contracted renewables portfolio, reflecting new wind and solar investments.

During the first quarter, the NextEra Energy Resources team continued to execute on its backlog and pursue additional opportunities for contracted renewables development. The team added 621 MW of new contracted renewables projects to the backlog, including 76 MW of new wind and solar for delivery through 2018 and 545 MW of new wind and solar for delivery post-2018. Also during the quarter, NextEra Energy Resources successfully commissioned the first 114 MW of its wind repowering program and continues to make solid progress on the remaining sites. The team also continues to actively pursue additional repowering opportunities within the company's existing U.S. wind portfolio.

The development activities of NextEra Energy Resources' natural gas pipeline projects remain on track. Construction on the Sabal Trail Transmission and Florida Southeast Connection pipeline projects is progressing well, with operations expected to begin in the second quarter of this year. The Mountain Valley Pipeline joint venture continues to progress through the permitting process with the Federal Energy Regulatory Commission, with commercial operations expected to commence by year-end 2018.

Corporate and Other
On a GAAP basis, Corporate and Other earnings increased $1.33 per share in the first quarter of 2017, compared to the prior-year comparable period, primarily due to the gain on the sale of the fiber-optic telecommunications business. On an adjusted basis, Corporate and Other earnings decreased $0.04 per share in the first quarter of 2017, compared to the prior-year comparable period.

Outlook
NextEra Energy continues to expect adjusted earnings per share to be in the range of $6.35 to $6.85 for 2017 and in the range of $6.80 to $7.30 for 2018, implying a compound annual growth rate of 6 percent to 8 percent per year through 2020, off a 2016 base.
NextEra Energy's adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges, as well as net OTTI losses on securities held in NextEra Energy Resources' nuclear decommissioning funds, none of which can be determined at this time. Adjusted earnings expectations also exclude the operating results from the Spain solar project, merger-related expenses and the gain on the sale of the fiber-optic telecommunications business in 2017. In addition, adjusted earnings expectations assume, among other things: normal weather and operating conditions; continued recovery of the national and the Florida economy; supportive commodity markets; current forward curves; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; market demand for pipeline capacity; access to capital at reasonable cost and terms; no divestitures other than to NextEra Energy Partners, LP or acquisitions; no adverse litigation decisions; and no changes to governmental tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy's first-quarter 2017 conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be first-quarter 2017 financial results for NextEra Energy Partners, LP (NYSE: NEP). The listen-only webcast will be available on NextEra Energy's website by accessing the following link: www.NextEraEnergy.com/investors. The news release and slides accompanying the presentation may be downloaded at www.NextEraEnergy.com/investors, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $16.2 billion, approximately 45,900 megawatts of generating capacity, which includes megawatts associated with noncontrolling interests related to NextEra Energy Partners, LP (NYSE: NEP), and approximately 14,700 employees in 30 states and Canada as of year-end 2016. Headquartered in Juno Beach, Florida, NextEra Energy's principal subsidiaries are Florida Power & Light Company, which serves approximately 4.9 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world's largest generator of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. A Fortune 200 company and included in the S&P 100 index, NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been ranked No. 1 in the electric and gas utilities industry in Fortune's 2017 list of "World's Most Admired Companies." For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

###

Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control. Forward-looking statements in this press release include, among others, statements concerning adjusted earnings per share expectations and future operating performance, and statements concerning future dividends. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NextEra Energy and FPL and their business and financial condition are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements, or may require them to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: effects of extensive regulation of NextEra Energy's and FPL's business operations; inability of NextEra Energy and FPL to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy and FPL; disallowance of cost recovery by FPL based on a finding of imprudent use of derivative instruments; effect of any reductions or modifications to, or elimination of, governmental incentives or policies that support utility scale renewable energy projects of NextEra Energy Resources, LLC and its affiliated entities (NextEra Energy Resources) or the imposition of additional tax laws, policies or assessments on renewable energy; impact of new or revised laws, regulations, interpretations or other regulatory initiatives on NextEra Energy and FPL; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy and FPL; effects on NextEra Energy and FPL of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy and FPL to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of their operations and businesses; effect on NextEra Energy and FPL of changes in tax laws, guidance or policies as well as in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy and FPL of adverse results of litigation; effect on NextEra Energy and FPL of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy and FPL resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities; effect on NextEra Energy and FPL of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy and FPL of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyber attacks or other attempts to disrupt NextEra Energy's and FPL's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy and FPL against significant losses and risk that insurance coverage does not provide protection against all significant losses; a prolonged period of low gas and oil prices could impact NextEra Energy Resources’ gas infrastructure business and cause NextEra Energy Resources to delay or cancel certain gas infrastructure projects and for certain existing projects to be impaired; risk to NextEra Energy Resources of increased operating costs resulting from unfavorable supply costs necessary to provide NextEra Energy Resources' full energy and capacity requirement services; inability or failure by NextEra Energy Resources to manage properly or hedge effectively the commodity risk within its portfolio; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's and FPL's risk management tools associated with their hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas by FPL and NextEra Energy Resources; exposure of NextEra Energy and FPL to credit and performance risk from customers, hedging counterparties and vendors; failure of NextEra Energy or FPL counterparties to perform under derivative contracts or of requirement for NextEra Energy or FPL to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's or FPL's information technology systems; risks to NextEra Energy and FPL's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability of NextEra Energy and FPL to maintain, negotiate or renegotiate acceptable franchise agreements with municipalities and counties in Florida; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions; NextEra Energy Partners, LP’s (NEP's) acquisitions may not be completed and, even if completed, NextEra Energy may not realize the anticipated benefits of any acquisitions; environmental, health and financial risks associated with NextEra Energy Resources’ and FPL's ownership and operation of nuclear generation facilities; liability of NextEra Energy and FPL for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures and/or result in reduced revenues at nuclear generation facilities of NextEra Energy or FPL resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any of NextEra Energy Resources' or FPL's owned nuclear generation units through the end of their respective operating licenses; effect of disruptions, uncertainty or volatility in the credit and capital markets on NextEra Energy's and FPL's ability to fund their liquidity and capital needs and meet their growth objectives; inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings; impairment of NextEra Energy's and FPL's liquidity from inability of credit providers to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of NextEra Energy's and FPL's nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; the fact that the amount and timing of dividends payable on NextEra Energy's common stock, as well as the dividend policy approved by NextEra Energy's board of directors from time to time, and changes to that policy, are within the sole discretion of NextEra Energy's board of directors and, if declared and paid, dividends may be in amounts that are less than might be expected by shareholders; NEP’s inability to access sources of capital on commercially reasonable terms could have an effect on its ability to consummate future acquisitions and on the value of NextEra Energy’s limited partner interest in NextEra Energy Operating Partners, LP; and effects of disruptions, uncertainty or volatility in the credit and capital markets on the market price of NextEra Energy's common stock. NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2016 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended March 31, 2017	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Operating Revenues	$2,527	$1,424	$21	$3,972
Operating Expenses (Income)
Fuel, purchased power and interchange	768	145	(14)	899
Other operations and maintenance	371	412	12	795
Merger	—	—	11	11
Depreciation and amortization	273	340	6	619
Gain on sale of the fiber-optic telecommunications business	—	—	(1,096)	(1,096)
Taxes other than income taxes and other - net	304	34	1	339
Total operating expenses (income) - net	1,716	931	(1,080)	1,567
Operating Income	811	493	1,101	2,405
Other Income (Deductions)
Interest expense	(119)	(190)	(51)	(360)
Benefits associated with differential membership interests - net	—	125	—	125
Equity in earnings of equity method investees	—	26	5	31
Allowance for equity funds used during construction	16	6	—	22
Interest income	—	18	1	19
Gains on disposal of investments and other property - net	—	30	15	45
Other - net	—	6	(27)	(21)
Total other income (deductions) - net	(103)	21	(57)	(139)
Income before Income Taxes	708	514	1,044	2,266
Income Tax Expense (Benefit)	263	30	382	675
Net Income	445	484	662	1,591
Less Net Income Attributable to Noncontrolling Interests	—	8	—	8
Net Income Attributable to NextEra Energy, Inc.	$445	$476	$662	$1,583
Reconciliation of Net Income Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income Attributable to NextEra Energy, Inc.	$445	$476	$662	$1,583
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	(201)	28	(173)
Gain on sale of the fiber-optic telecommunications business(4)	—	—	(1,096)	(1,096)
Operating loss of Spain solar projects(5)	—	8	—	8
Merger-related expenses(6)	—	—	34	34
Less related income tax expense (benefit)	—	74	390	464
Adjusted Earnings	$445	$357	$18	$820
Earnings Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$0.95	$1.01	$1.41	$3.37
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	(0.43)	0.06	(0.37)
Gain on sale of the fiber-optic telecommunications business(4)	—	—	(2.33)	(2.33)
Operating loss of Spain solar projects(5)	—	0.02	—	0.02
Merger-related expenses(6)	—	—	0.07	0.07
Less related income tax expense (benefit)	—	0.16	0.83	0.99
Adjusted Earnings Per Share	$0.95	$0.76	$0.04	$1.75
Weighted-average shares outstanding (assuming dilution)				470
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt. Residual corporate interest expense is included in Corporate & Other.

(2) Adjustments are presented on a pretax basis.
(3) After tax impact on adjusted earnings by segment is $0, ($127), $18, ($109), respectively, or $0, ($0.27), $0.04, ($0.23) per share.
(4) After tax impact on adjusted earnings is ($685) or ($1.46) per share.
(5) After tax impact on adjusted earnings is $8 or $0.02 per share.
(6) After tax impact on adjusted earnings is $23 or $0.05 per share.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended March 31, 2016	Florida Power & Light	NEER	Corporate & Other(1)(2)	NextEra Energy, Inc.
Operating Revenues	$2,303	$1,441	$91	$3,835
Operating Expenses (Income)
Fuel, purchased power and interchange	700	214	14	928
Other operations and maintenance	390	387	22	799
Merger	—	—	4	4
Depreciation and amortization	219	300	18	537
Taxes other than income taxes and other - net	280	45	8	333
Total operating expenses (income) - net	1,589	946	66	2,601
Operating Income	714	495	25	1,234
Other Income (Deductions)
Interest expense	(112)	(369)	(28)	(509)
Benefits associated with differential membership interests - net	—	84	—	84
Equity in earnings of equity method investees	—	22	10	32
Allowance for equity funds used during construction	24	1	—	25
Interest income	1	5	12	18
Gains on disposal of investments and other property - net	—	15	—	15
Other - net	—	(4)	1	(3)
Total other income (deductions) - net	(87)	(246)	(5)	(338)
Income before Income Taxes	627	249	20	896
Income Tax Expense (Benefit)	234	24	(16)	242
Net Income	393	225	36	654
Less Net Income Attributable to Noncontrolling Interests	—	1	—	1
Net Income Attributable to NextEra Energy, Inc.	$393	$224	$36	$653
Reconciliation of Net Income Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income Attributable to NextEra Energy, Inc.	$393	$224	$36	$653
Adjustments(3):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(4)	—	111	(3)	108
Loss from other than temporary impairments - net(5)	—	8	—	8
Resolution of contingencies related to a previous asset sale(6)	—	(9)	—	(9)
Operating loss of Spain solar projects(7)	—	3	—	3
Merger-related expenses(8)	—	—	4	4
Less related income tax expense (benefit)	—	(31)	(4)	(35)
Adjusted Earnings	$393	$306	$33	$732
Earnings Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$0.85	$0.48	$0.08	$1.41
Adjustments(3):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(4)	—	0.24	(0.01)	0.23
Loss from other than temporary impairments - net(5)	—	0.02	—	0.02
Resolution of contingencies related to a previous asset sale(6)	—	(0.02)	—	(0.02)
Operating loss of Spain solar projects(7)	—	0.01	—	0.01
Merger-related expenses(8)	—	—	0.01	0.01
Less related income tax expense (benefit)	—	(0.07)	—	(0.07)
Adjusted Earnings Per Share	$0.85	$0.66	$0.08	$1.59
Weighted-average shares outstanding (assuming dilution)				463
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt. Residual corporate interest expense is included in Corporate & Other.

(2) Reflects the first-quarter 2016 favorable impact of approximately $17 million, or $0.04 per share, of the adoption in the second quarter of 2016 of an accounting standards update related to stock-based compensation.

(3) Adjustments are presented on a pretax basis.
(4) After tax impact on adjusted earnings by segment is $0, $80, ($6), $74, respectively, or $0, $0.17, ($0.01), $0.16 per share.
(5) After tax impact on adjusted earnings is $4 or $0.01 per share.
(6) After tax impact on adjusted earnings is ($5) or ($0.01) per share.
(7) After tax impact on adjusted earnings is $3 or $0.01 per share.
(8) After tax impact on adjusted earnings is $3 or $0.01 per share.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
March 31, 2017	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$45,612	$34,980	$962	$81,554
Nuclear fuel	1,386	840	—	2,226
Construction work in progress	2,740	2,611	37	5,388
Accumulated depreciation and amortization	(12,645)	(8,016)	(107)	(20,768)
Total property, plant and equipment - net	37,093	30,415	892	68,400
Current Assets
Cash and cash equivalents	27	509	64	600
Customer receivables, net of allowances	687	929	19	1,635
Other receivables	147	643	(265)	525
Materials, supplies and fossil fuel inventory	876	427	—	1,303
Regulatory assets	527	—	1	528
Derivatives	82	442	154	678
Other	193	369	(4)	558
Total current assets	2,539	3,319	(31)	5,827
Other Assets
Special use funds	3,780	1,845	—	5,625
Other investments	4	2,431	324	2,759
Prepaid benefit costs	1,319	—	(113)	1,206
Regulatory assets	1,973	13	308	2,294
Derivatives	—	1,407	55	1,462
Other	342	3,272	18	3,632
Total other assets	7,418	8,968	592	16,978
Total Assets	$47,050	$42,702	$1,453	$91,205
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	8,291	10,375	(9,715)	8,951
Retained earnings	6,990	9,757	(166)	16,581
Accumulated other comprehensive income (loss)	—	59	(99)	(40)
Total common shareholders' equity	16,654	20,191	(11,348)	25,497
Noncontrolling interests	—	972	—	972
Total equity	16,654	21,163	(11,348)	26,469
Long-term debt	10,172	8,887	9,480	28,539
Total capitalization	26,826	30,050	(1,868)	55,008
Current Liabilities
Commercial paper	1,224	—	1,085	2,309
Other short-term debt	250	—	—	250
Current maturities of long-term debt	384	636	1,746	2,766
Accounts payable	644	634	(41)	1,237
Customer deposits	460	4	—	464
Accrued interest and taxes	368	238	100	706
Derivatives	4	274	52	330
Accrued construction-related expenditures	244	386	1	631
Regulatory liabilities	160	—	4	164
Other	428	373	103	904
Total current liabilities	4,166	2,545	3,050	9,761
Other Liabilities and Deferred Credits
Asset retirement obligations	1,953	859	—	2,812
Deferred income taxes	8,836	2,993	(102)	11,727
Regulatory liabilities	4,732	—	14	4,746
Derivatives	1	436	36	473
Deferral related to differential membership interests	—	4,537	—	4,537
Other	536	1,282	323	2,141
Total other liabilities and deferred credits	16,058	10,107	271	26,436
Commitments and Contingencies
Total Capitalization and Liabilities	$47,050	$42,702	$1,453	$91,205
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt. Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
December 31, 2016	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$44,966	$34,158	$1,026	$80,150
Nuclear fuel	1,308	823	—	2,131
Construction work in progress	2,039	2,663	30	4,732
Accumulated depreciation and amortization	(12,304)	(7,655)	(142)	(20,101)
Total property, plant and equipment - net	36,009	29,989	914	66,912
Current Assets
Cash and cash equivalents	33	603	656	1,292
Customer receivables, net of allowances	768	986	30	1,784
Other receivables	148	572	(65)	655
Materials, supplies and fossil fuel inventory	851	438	—	1,289
Regulatory assets	524	—	—	524
Derivatives	209	505	171	885
Assets held for sale	—	—	452	452
Other	213	312	3	528
Total current assets	2,746	3,416	1,247	7,409
Other Assets
Special use funds	3,665	1,769	—	5,434
Other investments	4	2,158	320	2,482
Prepaid benefit costs	1,301	—	(124)	1,177
Regulatory assets	1,573	9	312	1,894
Derivatives	—	1,287	63	1,350
Other	203	3,115	17	3,335
Total other assets	6,746	8,338	588	15,672
Total Assets	$45,501	$41,743	$2,749	$89,993
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	8,332	7,725	(7,109)	8,948
Retained earnings	6,875	9,281	(698)	15,458
Accumulated other comprehensive income (loss)	—	27	(97)	(70)
Total common shareholders' equity	16,580	17,033	(9,272)	24,341
Noncontrolling interests	—	990	—	990
Total equity	16,580	18,023	(9,272)	25,331
Long-term debt	9,705	8,631	9,482	27,818
Total capitalization	26,285	26,654	210	53,149
Current Liabilities
Commercial paper	268	—	—	268
Other short-term debt	150	—	—	150
Current maturities of long-term debt	367	513	1,724	2,604
Accounts payable	837	2,645	(35)	3,447
Customer deposits	466	4	—	470
Accrued interest and taxes	240	309	(69)	480
Derivatives	1	329	74	404
Accrued construction-related expenditures	262	855	3	1,120
Regulatory liabilities	294	—	5	299
Liabilities associated with assets held for sale	—	—	451	451
Other	496	615	115	1,226
Total current liabilities	3,381	5,270	2,268	10,919
Other Liabilities and Deferred Credits
Asset retirement obligations	1,919	817	—	2,736
Deferred income taxes	8,541	2,685	(125)	11,101
Regulatory liabilities	4,893	—	13	4,906
Derivatives	—	436	41	477
Deferral related to differential membership interests	—	4,656	—	4,656
Other	482	1,225	342	2,049
Total other liabilities and deferred credits	15,835	9,819	271	25,925
Commitments and Contingencies
Total Capitalization and Liabilities	$45,501	$41,743	$2,749	$89,993
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt. Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Three Months Ended March 31, 2017	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income	$445	$484	$662	$1,591
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	273	340	6	619
Nuclear fuel and other amortization	49	19	4	72
Unrealized losses (gains) on marked to market derivative contracts - net	—	(170)	1	(169)
Foreign currency transaction losses	—	—	28	28
Deferred income taxes	275	277	13	565
Cost recovery clauses and franchise fees	16	—	—	16
Acquisition of purchased power agreement	(259)	—	—	(259)
Gains on disposal of a business/assets - net	(1)	(31)	(1,113)	(1,145)
Recoverable storm-related costs	(90)	—	—	(90)
Other - net	138	(122)	53	69
Changes in operating assets and liabilities:
Current assets	95	(144)	191	142
Noncurrent assets	(145)	(15)	(10)	(170)
Current liabilities	81	(186)	366	261
Noncurrent liabilities	(42)	57	(181)	(166)
Net cash provided by (used in) operating activities	835	509	20	1,364
Cash Flows From Investing Activities
Capital expenditures of FPL	(1,687)	—	—	(1,687)
Independent power and other investments of NEER	—	(3,337)	—	(3,337)
Nuclear fuel purchases	(79)	(50)	—	(129)
Other capital expenditures and other investments	—	—	(26)	(26)
Proceeds from sale of the fiber-optic telecommunications business	—	—	1,484	1,484
Proceeds from sale or maturity of securities in special use funds and other investments	493	191	51	735
Purchases of securities in special use funds and other investments	(519)	(200)	(85)	(804)
Other - net	22	7	1	30
Net cash provided by (used in) investing activities	(1,770)	(3,389)	1,425	(3,734)
Cash Flows From Financing Activities
Issuances of long-term debt	200	489	—	689
Retirements of long-term debt	(35)	(132)	(381)	(548)
Proceeds from other short-term debt	200	—	—	200
Net change in commercial paper	956	—	1,085	2,041
Issuances of common stock - net	—	—	7	7
Dividends on common stock	—	—	(460)	(460)
Dividends & capital distributions from (to) parent - net	(400)	2,651	(2,251)	—
Other - net	8	(222)	(37)	(251)
Net cash provided by (used in) financing activities	929	2,786	(2,037)	1,678
Net increase (decrease) in cash and cash equivalents	(6)	(94)	(592)	(692)
Cash and cash equivalents at beginning of period	33	603	656	1,292
Cash and cash equivalents at end of period	$27	$509	$64	$600
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt. Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Three Months Ended March 31, 2016	Florida Power & Light	NEER	Corporate & Other(1)(2)	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income	$393	$225	$36	$654
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	219	300	18	537
Nuclear fuel and other amortization	58	55	1	114
Unrealized losses (gains) on marked to market derivative contracts - net	—	(5)	(43)	(48)
Foreign currency transaction losses	—	—	40	40
Deferred income taxes	304	53	(157)	200
Cost recovery clauses and franchise fees	124	—	—	124
Gains on disposal of a business/assets - net	(1)	(14)	—	(15)
Recoverable storm-related costs	(3)	—	—	(3)
Other - net	(14)	(84)	12	(86)
Changes in operating assets and liabilities:
Current assets	132	21	16	169
Noncurrent assets	(14)	(60)	(11)	(85)
Current liabilities	(77)	73	(53)	(57)
Noncurrent liabilities	(8)	18	(9)	1
Net cash provided by (used in) operating activities	1,113	582	(150)	1,545
Cash Flows From Investing Activities
Capital expenditures of FPL	(1,133)	—	—	(1,133)
Independent power and other investments of NEER	—	(2,614)	—	(2,614)
Nuclear fuel purchases	(62)	(27)	—	(89)
Other capital expenditures and other investments	—	—	(43)	(43)
Proceeds from sale or maturity of securities in special use funds and other investments	530	171	122	823
Purchases of securities in special use funds and other investments	(544)	(180)	(114)	(838)
Proceeds from sale of a noncontrolling interest in subsidiaries	—	292	—	292
Other - net	20	(99)	—	(79)
Net cash provided by (used in) investing activities	(1,189)	(2,457)	(35)	(3,681)
Cash Flows From Financing Activities
Issuances of long-term debt	—	641	609	1,250
Retirements of long-term debt	(33)	(328)	(6)	(367)
Proceeds from other short-term debt	500	—	—	500
Net change in commercial paper	494	—	692	1,186
Issuances of common stock - net	—	—	17	17
Dividends on common stock	—	—	(401)	(401)
Dividends & capital distributions from (to) parent - net	(900)	1,570	(670)	—
Other - net	23	7	(22)	8
Net cash provided by (used in) financing activities	84	1,890	219	2,193
Net increase (decrease) in cash and cash equivalents	8	15	34	57
Cash and cash equivalents at beginning of period	23	490	58	571
Cash and cash equivalents at end of period	$31	$505	$92	$628
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt. Residual corporate interest expense is included in Corporate & Other.

(2) Reflects the first-quarter 2016 favorable impact of approximately $17 million of the adoption in the second quarter of 2016 of an accounting standards update related to stock-based compensation.

NextEra Energy, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

Preliminary
	First Quarter
2016 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.41	(1)

Florida Power & Light - 2016 Earnings Per Share	$0.85
New investment growth	0.11
Allowance for funds used during construction	(0.02)
Other and share dilution	0.01
Florida Power & Light - 2017 Earnings Per Share	$0.95

NEER - 2016 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.48
New investments	0.35
Existing assets	(0.01)
Gas infrastructure	(0.11)
Customer supply and proprietary power & gas trading	(0.04)
Non-qualifying hedges impact	0.44
Resolution of contingencies related to a previous asset sale	(0.01)
Spain operating results	(0.01)
Change in other than temporary impairment losses - net	0.01
Interest and corporate general and administrative expenses	(0.09)
NEER - 2017 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.01

Corporate and Other - 2016 Earnings Per Share	$0.08	(1)
Non-qualifying hedges impact	(0.05)
Gain on sale of the fiber-optic telecommunications business	1.46
Merger-related expenses	(0.04)
Other, including interest expense, interest income and consolidating income tax benefits or expenses and share dilution	(0.04)
Corporate and Other - 2017 Earnings (Loss) Per Share	$1.41

2017 Earnings Per Share Attributable to NextEra Energy, Inc.	$3.37
________________________

(1) Reflects the first-quarter 2016 favorable impact of approximately $0.04 per share of the adoption in the second quarter of 2016 of an accounting standards update related to stock-based compensation.

Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Schedule of Total Debt and Equity
(millions)
(unaudited)

	Preliminary
March 31, 2017	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$3,460	$1,730
Debentures, related to NextEra Energy's equity units	2,200
Project Debt:
Natural gas-fired assets	30
Wind assets	4,143	1,517
Solar	3,237	1,095
Other	1,516	690
Storm Securitization Debt	176
Other(2)		1,127
Other long-term debt, including current maturities, and short-term debt(3)	19,445	19,445
Unamortized debt issuance costs	(343)
Total debt per Balance Sheet	33,864	25,604
Junior Subordinated Debentures		2,072
Debentures, related to NextEra Energy's equity units		2,200
Total Equity	26,469	26,469
Total capitalization, including debt due within one year	$60,333	$56,345
Debt ratio	56%	45%

December 31, 2016	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$3,460	$1,730
Debentures, related to NextEra Energy's equity units	2,200
Project Debt:
Natural gas-fired assets	36
Wind assets	4,228	1,542
Solar	2,975	1,040
Other	1,520	690
Storm Securitization Debt	210
Other(2)		519
Other long-term debt, including current maturities, and short-term debt(3)	16,556	16,556
Unamortized debt issuance costs	(345)
Total debt per Balance Sheet	30,840	22,077
Junior Subordinated Debentures		1,730
Debentures, related to NextEra Energy's equity units		2,200
Total Equity	25,331	25,331
Total capitalization, including debt due within one year	$56,171	$51,338
Debt ratio	55%	43%
________________________

(1)	Adjusted debt calculation is based on NextEra Energy's interpretation of S&P's credit metric methodology which can be found in their Corporate Ratings Criteria on S&P's website.
(2)	Other includes imputed debt of purchase power agreements, a portion of the deferral related to differential membership interests and certain accrued interest offset by surplus cash.
(3)	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

	Preliminary
	Quarter
Periods Ended March 31,	2017	2016	% change
Energy sales (million kWh)
Residential	11,521	11,977	(3.8)%
Commercial	10,601	10,532	0.7%
Industrial	726	729	(0.4)%
Public authorities	81	139	(41.7)%
Increase (decrease) in unbilled sales	(275)	(459)	(40.1)%
Total retail	22,654	22,918	(1.2)%
Electric utilities	1,275	1,482	(14.0)%
Interchange power sales	1,349	1,247	8.2%
Total	25,278	25,647	(1.4)%

Average price (cents/kWh)(1)
Residential	11.01	10.31	6.8%
Commercial	8.90	8.54	4.2%
Industrial	6.68	6.35	5.2%
Total	9.72	9.22	5.4%

Average customer accounts (000s)
Residential	4,321	4,265	1.3%
Commercial	545	537	1.5%
Industrial	12	12	—%
Other	5	4	25.0%
Total	4,883	4,818	1.3%

	March 31,
	2017	2016	% change
End of period customer accounts (000s)
Residential	4,327	4,271	1.3%
Commercial	546	538	1.5%
Industrial	12	12	—%
Other	5	4	25.0%
Total	4,890	4,825	1.3%

	2017	Normal	2016
Three Months Ended March 31,
Cooling degree-days(2)	182	128	133
Heating degree-days(2)	119	250	236
________________________

(1)	Excludes interchange power sales, net change in unbilled revenues and deferrals under cost recovery clauses.
(2)	Cooling degree equivalent days use a 72 degree base temperature and heating degree equivalent days use a 66 degree base temperature.